ARTICLES OF INCORPORATION OF
ELECTRIFIED MATERIALS CORPORATION

Electrified Materials Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the 2023 Indiana Code, Title 23, as amended (the "Corporation Law"), desiring to give notice of corporate action effectuating the Articles of Incorporation, sets forth the following:

ARTICLE I
NAME AND ADDRESS OF CORPORATION

1.1. Name and Address. The name of the Corporation is Electrified Materials Corporation. The initial office of the Corporation is 12115 Visionary Way, Suite 174, Fishers, Indiana 46038. The Registered Agent at that office is Edward Smid.

The Signatory represents that the Registered Agent named in Article I has consented to the appointment of Registered Agent.

ARTICLE II
PURPOSE AND POWERS

2.1 Purpose of the Corporation. The purposes for which the Corporation is formed is for the purpose of conducting business as a corporation under the Corporation Law and to engage in any and all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

2.2 Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in the corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporation by common law or any other statue or act, and (c) all powers authorized by or vested in the Corporation by the provision of these Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.

ARTICLE III
TERM OF EXISTENCE

3.1 Term of Existence. The period during which the Corporation shall continue is perpetual.

ARTICLE IV
SHARES

4.1 Authorized Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,010,000,000, of which 1,000,000,000 shares shall be Common Stock, $0.0001 par value per share (the "Common Stock"), and 10,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the "Preferred

Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation"), all to the fullest extent now or hereafter permitted by Corporation Law. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or *pari passu* with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock

ARTICLE V
DIRECTORS

5.1 Number. The number of Directors shall be fixed in accordance with procedures established by the By-Laws.

5.2 Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the By-Laws, or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

5.3 Removal of Directors. Any or all of the members of the Board of Director may be removed, with or without cause, only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of Directors.

ARTICLE VI
BY-LAWS OF THE CORPORATION

6.1 By-Laws. Except as otherwise expressly provided in these Articles of Incorporation or by the Corporation Law, the By-Laws of the Corporation may be amended or repealed by either (a) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (b) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for the purposes of this Section 6.1 as a single voting group, provided, however, that no By-Law may be adopted that is inconsistent with the Corporation Law.

ARTICLE VII
OTHER PROVISIONS

7.1 Amendment or Repeal. Except as otherwise expressly provided for in these Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

7.2 Tax Classification. It is the specific intent that the Corporation be classified as a C-Corporation for federal income tax purposes.

7.3 Captions. The captions of the Articles and Sections of these Articles of Incorporation have been inserted for convenience of reference only and no not in any way define, limit, construe, or describe the scope or intent of any Article or Section hereof.

7.4 Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

7.5 Indemnification. To the fullest extent permitted by the Corporation Law, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Corporation, provided that said officer or director's actions were not the result of willful negligence or criminal activity, and provided, further, that said officer or director's action(s) requiring indemnification under this Section 7.4 were conducted at the time the person was and officer or director of the Corporation. Unless otherwise expressly prohibited by the Corporation Law, and except as otherwise provided in the previous sentence, the Board of

Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

IN WITNESS WHEREOF, the undersigned, desiring to execute these Articles of Incorporation pursuant to the provisions of the Corporate Law executes these Articles of Incorporation and hereby verifies, subject to the penalties of perjury, that the statements contained herein are true.

Executed this 9 day of December, 2024.

ELECTRIFIED MATERIALS CORPORATION

/s/ Mark C. Jensen
Name: Mark C. Jensen
Title: Chairman & CEO